FOR IMMEDIATE RELEASE:

MAGIC LANTERN GROUP ANNOUNCES TWO BOARD MEMBERS RESIGN

NEW YORK, NY: June 2, 2005: Magic Lantern Group, Inc. (AMEX: GML) (“MLG”), a leading international distributor of educational content and third-generation, digital content and e-delivery solutions, announced today that Donald Hyde and Michael Mackenzie have resigned from the Company’s Board of Directions, effective May 26 and May 27, 2005, respectively, to pursue personal endeavors.

MLG Interim Chairman Stephen Encarnacao stated, "On behalf of the Board, we wish to extend our gratitude to Mr. Hyde and Mr. Mackenzie for their leadership and service.”

Additionally, MLG received a letter from the American Stock Exchange on May 27, 2005 notifying the Company that failure to timely file its Quarterly Report on Form 10-Q constituted failure to satisfy certain of the AMEX's continued listing requirements.  The AMEX's letter required that MLG submit a plan by May 31, 2005 advising the Exchange of actions MLG has taken, or will take, to bring the Company into compliance with the continued listing standards.

Subsequent to the receipt of the above-referenced letter, MLG requested and received a seven-day extension of the deadline to submit the recovery plan required by this letter and the letter received by MLG on April 29, 2005.  MLG intends to submit such compliance plan to the AMEX by the deadline, June 7, 2005.  There is no guarantee that MLG's plan will be completed, timely filed or accepted by AMEX.

About Magic Lantern Group, Inc.

Magic Lantern Group, Inc. operates several strategic subsidiaries and divisions, including the global distribution of videos and DVD’s from more than 300 world-renowned producers, its core business for nearly 30 years. Key divisions are Sonoptic Technologies, a pioneer in commercial digital video encoding and online digital video utility and leading provider of third-generation digital technology solutions and the recently launched Magic Vision Digital Media, Inc., a provider of digital on-demand/on-line desktop delivery for sports entertainment, health care, human resource, and corporate governance and compliance industries. For more information, visit: http://www.magiclanterngroup.com.

Contact Information: For Investor Relations, contact Gary Geraci, National Financial Network, 617-723-2373, email: garyg@otcfn.comand visit: http://www.nfnonline.com/gml/. At the Company, contact Lorraine Villa, Executive Assistant to the CEO, lvilla@magiclantern.ca, 1-800-263-1717 ext.2450.

Any statements in this Press Release about future expectations, plans and prospects for the Company constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," “could,” "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors, including those risks identified in our Annual Report on Form 10-K, which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Revenue projections contained in this release are subject to the successful execution of e-commerce websites. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements.

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